Exhibit 99.1

Blue Apron Holdings, Inc. Reports Fourth Quarter and Full Year 2022 Results

Announces Amendment to Accelerate Debt Pay Down, Reduces Liquidity Covenant;
Sees Significant Reduction in Cash Burn as of End of February 2023

New York, NY – March 16, 2023 – Blue Apron (NYSE: APRN) today announced financial results for the fourth quarter (4Q22) and full year (FY22) ended December 31, 2022.

Key Highlights
•Net revenue of approximately $107 million in 4Q22, flat to the prior year period and down 3% sequentially, impacted by a seasonal decrease in volume
•Record high Average Order Value of $73.15 in 4Q22, an increase of 14.7% year-over-year and 3.3% sequentially, due to a price increase introduced in FY22, expanded product offerings and upsell
•Record high Average Revenue per Customer of $358 in 4Q22, an increase of 12.4% year-over-year and 5.4% sequentially
•Cash and cash equivalents were $33.5 million as of December 31, 2022 and $46.3 million as of February 28, 2023
•Cost reductions executed in 4Q22 are expected to drive up to $50 million in annualized savings, and have resulted in an over 50% year-over-year reduction in cash burn as of February 28, 2023
•Completed an at-the-market offering in the first quarter of 2023 (1Q23), which was launched in November 2022, resulting in approximately $29 million of net proceeds, and subsequently launched a new $70 million at-the-market offering for use as needed for the business
•On March 15, 2023, the company amended its debt agreement requiring, among other things, the accelerated paydown of its outstanding $30 million aggregate principal amount of Senior Secured Notes due in 2027, which, upon expected completion in the second quarter of 2023 (2Q23), would eliminate the company’s debt and related covenants

Linda Findley, Blue Apron’s President and Chief Executive Officer, commented, “2022 was a challenging year for our business. Our team was tasked with managing through macroeconomic headwinds, continued inflation, funding delays and higher marketing costs as we simultaneously looked for the best pathways to preserve capital. At times, we were not as nimble as we needed to be, but 2022 is not indicative of what we are seeing so far in 2023. We adjusted late last year by adding new talent to our leadership and dramatically reducing costs. These actions are already resulting in a positive impact in 2023.

“As of the end of February, in comparison to last quarter, we cut our Cost Per Acquisition by about half and are seeing conversion improvements of more than 25%. In parallel, looking at the same time period, planned expense reductions announced in the fourth quarter of 2022 have already reduced our cash burn by more than 50% year-over-year.

“We also amended our debt agreement to fully pay down our debt on an accelerated schedule. This reduces our liquidity covenant and we believe it can give us more flexibility as we continue to evaluate and potentially execute other financing opportunities, a business combination or other strategic transactions.”
Key Customer Metrics

Key customer metrics in the table below reflect the company’s product initiatives and targeted marketing investments and reductions, the seasonality of the company’s business, and other operating trends.

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Orders (in thousands)	1,460	1,548	1,678
Customers (in thousands)	298	323	336
Average Order Value	$73.15	$70.83	$63.78
Orders per Customer	4.9	4.8	5.0
Average Revenue per Customer	$358	$340	$319

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Fourth Quarter 2022 Financial Results
•Net revenue was $106.8 million, relatively flat to $107 million in the fourth quarter of 2021 (4Q21), and was impacted by a decline in Customers and Orders, but was partially offset by an increase in Average Order Value, which reflects the pricing increases introduced in the second half of 2021 and first half of 2022, as well as ongoing product innovation and variety. Net revenue decreased 3% sequentially, mainly driven by a decline in Customers and Orders, as well as due to typical seasonal trends in the business.
•Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, increased 40 basis points year-over-year from 64.7% to 65.1%. The increase was primarily driven by increases in food and product packaging costs due to higher shrinkage, partially offset by a $1.2 million supplier credit received and improvements in labor costs. COGS as a percentage of net revenue decreased 270 basis points sequentially, mainly due to typical seasonal trends in the business.
•Marketing expenses were $17.1 million, or 16% of net revenue, an 18% decrease from 4Q21 and a 1% decrease sequentially as the company deliberately pulled back on marketing spend to manage rising media costs and inefficient returns.
•Product, technology, general and administrative (PTG&A) expenses decreased 7% year-over-year and 9% sequentially to $34.3 million in 4Q22, as compared to $36.9 million in 4Q21 and $37.6 million in 3Q22. The decrease year-over-year was primarily driven by a decrease in personnel costs as a result of reduced accrued bonus expenses as well as due to lower corporate overhead and administrative expenses related to the company’s expense management initiatives. The sequential decrease reflects lower corporate overhead and administrative expenses due to the company’s expense management initiatives and, in part, due to a reduction in salaries and wages due to the company’s corporate workforce reduction announced and implemented in December 2022. As a percentage of net revenue, PTG&A decreased 230 basis points year-over-year and 220 basis points sequentially to 32.1% from 34.4% in 4Q21 and 34.3% in 3Q22.
•Other operating expense was $1.5 million in 4Q22, representing severance-related expenses associated with the corporate workforce reduction announced in December 2022.
•Net loss was $21.8 million, and diluted loss per share was $0.49, based on 44 million weighted-average shares outstanding. This compares with a net loss of $26.4 million, and diluted loss per share of $0.93, in 4Q21 based on 28.5 million weighted-average shares outstanding.

•The total shares outstanding as of December 31, 2022, were 52,901,947. Following the completion of the $30 million at-the-market offering in January 2023 (as described below), total shares outstanding were 69,291,499 as of February 28, 2023.
•Adjusted EBITDA was a loss of $13.5 million, compared with an adjusted EBITDA loss of $17.9 million in 4Q21.

Full Year 2022 Financial Results
•Net revenue declined 3% year-over-year to $458.5 million from $470.4 million in 2021, primarily due to declines in Customers and Orders due, in part, to macroeconomic pressures on consumer spending due to the inflationary environment, but partially offset by an increase in Average Order Value due to pricing increases and advances in product innovation and variety.
•Net loss was $109.7 million and diluted loss per share was $3.02, based on 36.3 million weighted-average common shares outstanding, compared with net loss of $88.4 million and diluted loss per share of $3.97, based on 22.3 million weighted-average shares outstanding for full year 2021.
•Adjusted EBITDA was a loss of $79.3 million, compared with a loss of $39.2 million for 2021, reflecting, in part, the macroeconomic pressures and rising inflation, operational inefficiencies as well as accelerated investments in marketing and PTG&A throughout the year.

Liquidity and Capital Resources
•Cash and cash equivalents were $33.5 million as of December 31, 2022.
•Cash used in operating activities totaled $23.5 million in 4Q22, compared with cash used of $21.6 million in the fourth quarter of the prior year, primarily due to unfavorable working capital changes, partially offset by reduced net loss. Cash used in operating activities totaled $91.6 million in 2022, compared with $49 million in the prior year, primarily due to increased net losses driven by increased marketing investments with inefficient returns and higher PTG&A costs, as well as unfavorable working capital changes.
•Capital expenditures totaled $1.9 million in 4Q22, representing an increase of $0.9 million from 4Q21. Capital expenditures in 2022 totaled $6.6 million compared with $5.1 million in the prior year.
•Free cash flow was $(25.4) million in 4Q22, compared with $(22.6) million in 4Q21. The change was driven by increased operating cash outflow, as well as an increase in capital expenditures. Free cash flow for 2022 totaled $(98.2) million, representing an increase of $44.2 million from the prior year.
•In October 2022, the company launched and completed an at-the-market offering, through which it issued 4,622,772 shares of its Class A common stock at an average sales price of $3.25 per share, resulting in total proceeds of approximately $14.1 million, after deducting commissions, fees and estimated offering expenses. On January 19, 2023, the company completed an additional at-the-market offering, which was launched in November 2022, through which it issued 28,998,010 shares of its Class A common stock at an average share price of $1.00, resulting in total proceeds of approximately $29 million, after deducting commissions, fees and estimated offering expenses. With the completion of the at-the-market offerings, as of January 31, 2023, cash and cash equivalents were $46.8 million. The proceeds from the completed at-the-market offerings are being used for general corporate purposes.

•In December 2022, an affiliate of Joseph N. Sanberg funded $1 million of its equity private placement obligation. As of the date hereof, affiliates of Mr. Sanberg have outstanding funding obligations to the company consisting of $55.5 million remaining under the equity private placement and $12.7 million relating to a gift card marketing agreement. The obligation under the equity private placement is secured by pledged securities of private companies.
•In February 2023, the company launched a new $70 million at-the-market offering for the business. The company intends to use the net proceeds from any sales of shares under this at-the-market offering for general corporate purposes, including to fund working capital, operating expenses, and capital expenditures; pay down some or all of its Senior Secured Notes due 2027; and provide the company with greater flexibility to pursue, evaluate and potentially execute upon other financing opportunities, a potential business combination or other strategic transaction. Substantially all of the $70 million remains available. As of February 28, 2023, the company's cash and cash equivalents were $46.3 million.
•On March 15, 2023, the company amended its note purchase agreement requiring, among other things, beginning with execution of the amendment, the accelerated paydown of its outstanding $30 million aggregate in four equal monthly installments of $7.5 million of principal amount of its Senior Secured Notes due in 2027, including accrued and unpaid interest. The amendment also reduces the minimum liquidity covenant on a dollar-for-dollar basis corresponding to the payment, capped at $10 million until the debt is repaid in full.
•While Blue Apron continues to be in collaborative discussions with Mr. Sanberg, if the Sanberg funding continues to be delayed or if the at-the-market offering does not provide sufficient capital, the company plans to seek additional financing before the end of 2Q23 in order to meet its working capital needs.
Outlook
In line with the company’s comments in 3Q22, Blue Apron is not providing any forward looking guidance at this time. The company remains focused on achieving adjusted EBITDA profitability and stabilizing the overall balance sheet and liquidity position.

Conference Call and Webcast
Blue Apron will host a conference call and live webcast today at 8:30 a.m. Eastern Time. The earnings conference call can be accessed by dialing 1-877-883-0383. The conference ID is 3162950. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Thursday March 23, 2023 by dialing 1-877-344-7529 or 1-412-317-0088, utilizing the replay access code 8714583.

About Blue Apron
Blue Apron’s vision is Better Living Through Better Food TM. Launched in 2012, Blue Apron offers fresh, chef-designed meals that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements
This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the sufficiency of the company’s cash resources and ability to operate as a going concern in the event that prior to the end of the second quarter of 2023, RJB Partners, LLC, and certain other affiliates of Joseph N. Sanberg do not fund their remaining respective obligations under the $56.5 million private placement and $12.7 million gift card transaction described in this press release, the company is unable to raise sufficient funds from its February 2023 at-the-market offering or from other financing sources, the company is unable to receive cash proceeds from the disposition of some or all of the pledged securities securing the RJB private placement obligation in a private or other sale and receive proceeds sufficient to satisfy amounts owed to the company from Mr. Sanberg’s affiliates, or the company is unable to realize the anticipated benefits from identified, and to be identified, expense reductions or has unforeseen additional cash expenses; the company’s expectations regarding its expenses and revenue; the outcome of any future discussions with the company’s noteholders in the event the company breaches a covenant or other obligation under the company’s note purchase agreement, including with respect to the company’s ability to meet the financial, reporting and other covenants or its ability to make a payment on the accelerated payment schedule agreed to in March 2023; the company’s ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations in amounts necessary to maintain compliance with financial and other covenants under the company’s indebtedness, while continuing to support the execution of its strategy; the company’s ability, including the timing and extent, to successfully support the execution of its strategy; the company’s ability to cost-effectively attract new customers and retain existing customers (including on the one hand, its ability to execute its marketing strategy with a reduced marketing budget, or on the other hand, its ability to sustain any increase in demand the company may experience), and its ability to continue to expand its product offerings and distribution channels, the company’s ability to sustain any increase in demand and/or the company’s ability to continue to execute operational efficiency practices announced in December 2022, including managing its workforce reduction costs and the impact of its workforce reduction on executing its strategy; the company’s expectations regarding, and the stability of, its supply chain, including potential shortages, interruptions or continued increased costs in the supply or delivery of ingredients, and parcel and freight carrier interruptions or delays and/or higher freight or fuel costs, as a result of inflation or otherwise; the company’s ability to respond to changes in consumer behaviors, tastes and preferences that could lead to changes in demand, including as a result of, among other things, the impact of inflation or other macroeconomic factors, and to some extent, long-term impacts on consumer behavior and spending habits; the company’s ability to attract and retain qualified employees and personnel in sufficient numbers; the company’s ability to effectively compete; the company’s ability to maintain and grow the value of its brand and reputation; any material challenges in employee recruiting and retention, any prolonged closures, or series of temporary closures, of one or both of its fulfillment centers, supply chain or carrier interruptions or delays, and any resulting need to cancel or shift customer orders; the company’s ability to achieve its environmental, social and governance goals on its anticipated timeframe, if at all; the company’s ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; the company’s ability to comply with modified or new laws and regulations applying to its business, or the impact that such compliance may have on its business; the company’s vulnerability to adverse weather conditions, natural disasters, wars, and public health crises, including pandemics; the company’s ability to protect the security and integrity of its data and protect against data security risks and breaches; the company’s ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022, the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on November 7, 2022, the company’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of any new information, future events, or otherwise.

Use of Non-GAAP Financial Information
This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

•adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
•adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•adjusted EBITDA excludes other operating expense, as other operating expense represents restructuring costs;
•adjusted EBITDA excludes (gain) loss on extinguishment of debt, as these represent primarily non-cash accounting adjustments;
•adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the liability-classified warrant obligation as of each reporting period, which were required to be settled in either cash, which would have harmed our liquidity, or our Class A common shares, which would have resulted in dilution to our stockholders;
•adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
•adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
•other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:
•free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
•other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures.”

Use of Key Customer Metrics
This press release includes various key customer metrics that the company uses to evaluate our business and operations, measure its performance, identify trends affecting its business, project its future performance, and make strategic decisions. You should read these metrics in conjunction with the company’s financial statements. The company defines and determines its key customer metrics as follows:

Orders
The company defines Orders as the number of paid orders by Customers across the company’s meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers
The company determines its number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across the company’s meal, wine or market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period.

Average Order Value
The company defines Average Order Value as the company’s net revenue from its meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms, in a given reporting period divided by the number of Orders in that period.

Orders per Customer
The company defines Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer
The company defines Average Revenue per Customer as the company’s net revenue from its meal, wine and market products sold on the company’s e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period divided by the number of Customers in that period.

Contact
Muriel Lussier
Blue Apron
muriel.lussier@blueapron.com

BLUE APRON HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,476	$82,160
Accounts receivable, net	556	234
Inventories, net	25,023	24,989
Prepaid expenses and other current assets	17,657	12,249
Total current assets	76,712	119,632
Property and equipment, net	57,186	108,355
Operating lease right-of-use assets	32,340	—
Other noncurrent assets	4,904	3,719
TOTAL ASSETS	$171,142	$231,706
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,709	$27,962
Current portion of related party payables	3,000	—
Accrued expenses and other current liabilities	27,077	31,951
Current portion of long-term debt	27,512	3,500
Operating lease liabilities, current	8,650	—
Deferred revenue	19,083	7,958
Warrant obligation	—	8,001
Total current liabilities	104,031	79,372
Long-term debt	—	25,886
Facility financing obligation	—	35,886
Operating lease liabilities, long-term	23,699	—
Related party payables	2,500	—
Other noncurrent liabilities	7,191	10,509
TOTAL LIABILITIES	137,421	151,653
TOTAL STOCKHOLDERS’ EQUITY	33,721	80,053
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$171,142	$231,706

BLUE APRON HOLDINGS, INC.
Condensed Consolidated Statement of Operations
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenue	106,814	107,007	458,467	470,377
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	69,559	69,189	304,574	301,763
Marketing	17,137	20,978	84,118	72,086
Product, technology, general, and administrative	34,316	36,852	155,101	145,442
Depreciation and amortization	5,258	5,464	21,862	22,203
Other operating expense	1,530	—	1,530	—
Total operating expenses	127,800	132,483	567,185	541,494
Income (loss) from operations	(20,986)	(25,476)	(108,718)	(71,117)
Gain (loss) on extinguishment of debt	—	—	650	(4,089)
Interest income (expense), net	(840)	(1,828)	(3,664)	(8,131)
Other income (expense), net	—	863	2,033	(5,021)
Income (loss) before income taxes	(21,826)	(26,441)	(109,699)	(88,358)
Benefit (provision) for income taxes	42	4	(34)	(23)
Net income (loss)	$(21,784)	$(26,437)	$(109,733)	$(88,381)

Net income (loss) per share – basic	$(0.49)	$(0.93)	$(3.02)	$(3.97)
Net income (loss) per share – diluted	$(0.49)	$(0.93)	$(3.02)	$(3.97)
Weighted average shares outstanding – basic	44,040,605	28,501,623	36,342,161	22,289,803
Weighted average shares outstanding – diluted	44,040,605	28,501,623	36,342,161	22,289,803

BLUE APRON HOLDINGS, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(109,733)	$(88,381)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	21,862	22,203
Loss (gain) on disposal of property and equipment	147	(987)
Loss (gain) on extinguishment of debt	(650)	4,089
Derecognition of Blue Torch warrant obligation	(214)	—
Change in fair value of warrant obligation	(1,819)	5,021
Changes in reserves and allowances	(392)	(254)
Share-based compensation	6,073	9,699
Non-cash interest expense	762	1,365
Changes in operating assets and liabilities	(7,623)	(1,717)
Net cash from (used in) operating activities	(91,587)	(48,962)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,641)	(5,077)
Proceeds from sale of property and equipment	223	1,411
Net cash from (used in) investing activities	(6,418)	(3,666)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from debt issuances	28,200	—
Net proceeds from equity and warrant issuances	53,987	99,571
Repayments of debt	(30,625)	(3,500)
Payments of debt and equity issuance costs	(2,288)	(5,553)
Receipt of funds held in escrow	—	5,000
Release of funds held in escrow	—	(5,000)
Principal payments on capital lease obligations	(210)	(135)
Net cash from (used in) financing activities	49,064	90,383
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(48,941)	37,755
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	83,597	45,842
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$34,656	$83,597

BLUE APRON HOLDINGS, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(21,784)	$(25,949)	$(26,437)	$(109,733)	$(88,381)
Share-based compensation	689	1,507	2,068	6,073	9,699
Depreciation and amortization	5,258	5,478	5,464	21,862	22,203
Other operating expense	1,530	—	—	1,530	—
Loss (gain) on extinguishment of debt	—	—	—	(650)	4,089
Interest (income) expense, net	840	821	1,828	3,664	8,131
Other (income) expense, net	—	—	(863)	(2,033)	5,021
Provision (benefit) for income taxes	(42)	11	(4)	34	23
Adjusted EBITDA	$(13,509)	$(18,132)	$(17,944)	$(79,253)	$(39,215)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(23,444)	$(21,566)	$(91,587)	$(48,962)
Purchases of property and equipment	(1,933)	(993)	(6,641)	(5,077)
Free cash flow	$(25,377)	$(22,559)	$(98,228)	$(54,039)